                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 5)(1)

                           Tri-Continental Corporation
                           ---------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $0.50 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    895436103
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 3, 2006
                                  ------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the  subject of this  Schedule  13D,  and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

         NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the  schedule,  including  all  exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 57 Pages)

--------------------------
(1)      The  remainder  of this cover page shall be filled out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information  required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 2 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  6,815,715
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              6,815,715
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,815,715
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 3 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ARTHUR D. LIPSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO, PF
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  6,816,616
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              6,816,616
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    6,816,616
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 4 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT HEDGED PARTNERS L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,175,015
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,175,015
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,175,015
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 5 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  384,400
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              384,400
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    384,400
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 6 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,256,300
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,256,300
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,256,300
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.0%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 7 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,515,850
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,515,850
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,515,850
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 8 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     BENCHMARK PLUS PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,522,775
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,522,775
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,522,775
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 9 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     BENCHMARK PLUS MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,515,850
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,515,850
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,515,850
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 10 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PARADIGM PARTNERS, N.W., INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    WASHINGTON
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,522,775
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,522,775
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,522,775
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 11 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     SCOTT FRANZBLAU
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,515,850
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              1,515,850
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,515,850
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 12 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ROBERT FERGUSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,038,625
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,038,625
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,038,625
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 13 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     MICHAEL DUNMIRE
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  3,038,625
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              3,038,625
              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    3,038,625
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    2.8%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 14 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     PAUL DEROSA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 100 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 15 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     DAVID B. FORD
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 100 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 16 of 57 Pages
----------------------                                    ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                     ELYSE NAKAJIMA
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  - 100 -
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

              ------------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    Less than one percent
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 17 of 57 Pages
----------------------                                    ----------------------

         The following  constitutes  Amendment No. 5 ("Amendment  No. 5") to the
Schedule 13D filed by the undersigned.  This Amendment No. 5 amends the Schedule
13D as specifically set forth.

Item 2.   IDENTITY AND BACKGROUND.

         Item 2 is hereby amended and restated as follows:

         (a) This  statement  is filed by  Western  Investment  LLC,  a Delaware limited liability company ("WILLC"), Arthur D. Lipson, Western Investment Hedged
Partners  L.P., a Delaware  limited  partnership  ("WIHP"),  Western  Investment
Activism Partners LLC, a Delaware limited  liability  company ("WIAP"),  Western
Investment Total Return Master Fund Ltd., a Cayman Islands corporation ("WITR"),
Benchmark Plus  Institutional  Partners,  L.L.C., a Delaware  limited  liability company ("BPIP"),  Benchmark Plus Partners,  L.L.C, a Delaware limited liability company ("BPP"), Benchmark Plus Management, L.L.C., a Delaware limited liability company  ("BPM"),  Paradigm  Partners,  N.W.,  Inc.,  a  Washington  corporation
("PPNW"), Scott Franzblau,  Robert Ferguson, Michael Dunmire, Paul DeRosa, David
B. Ford and Elyse Nakajima. Each of the foregoing is referred to as a "Reporting
Person" and  collectively  as the  "Reporting  Persons."  Each of the  Reporting
Persons is party to that certain Joint Filing Agreement as defined and described in Item 6.

         (b) The principal  business address of WILLC,  WIHP, WIAP, WITR and Mr.
Lipson is 2855 East Cottonwood Parkway, Suite 110, Salt Lake City, UT 84121.

         The principal  business address of BPIP, BPM, BPP, PPNW, Mr. Franzblau,
Mr. Ferguson and Mr. Dunmire is 820 A Street, Suite 700, Tacoma, WA 98402.

         The principal  business address of Mr. DeRosa is c/o MT Lucas, LLC, 730
Fifth Avenue, New York, NY 10019.

         The principal  business address of Mr. Ford is c/o DBF Associates,  375
Greenwich Street, New York, NY 10013.

         Ms. Nakajima has no principal business address.

         (c) The  principal  business of WILLC is acting as the general  partner and managing  member,  as the case may be, of WIHP, WIAP and WITR. The principal occupation  of Mr. Lipson is acting as managing  member of WILLC.  The principal business  of  WIHP,  WIAP  and  WITR is  acquiring,  holding  and  disposing  of investments in various companies.

         The principal business of BPM is acting as the managing member of BPIP.
The  principal  business  of  BPIP  is  acquiring,   holding  and  disposing  of
investments in various companies.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 18 of 57 Pages
----------------------                                    ----------------------

         The principal business of PPNW is acting as the managing member of BPP.
The principal business of BPP is acquiring, holding and disposing of investments in various companies.

         The  principal  occupation  of Scott  Franzblau is acting as a managing member  of BPM.  The  principal  occupation  of Robert  Ferguson  is acting as a managing  member of BPM and as the President and director of PPNW. The principal occupation  of  Michael  Dunmire  is acting as a  managing  member of BPM and as
Chairman of the Board of PPNW.

         The principal occupation of Mr. DeRosa is serving as a
principal of Mt. Lucas Management Corporation, an asset management company.

         The principal occupation of Mr. Ford is a private investor.

         The principal occupation of Ms. Nakajima is opera singer.

         (d) No Reporting Person has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) No Reporting Person has, during the last five years,  been party to
a  civil  proceeding  of  a  judicial  or   administrative   body  of  competent
jurisdiction and as a result of such proceeding was or is subject to a judgment, decree  or final  order  enjoining  future  violations  of,  or  prohibiting  or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) Mr. Lipson, Mr. Franzblau,  Mr. Ferguson,  Mr. Dunmire, Mr. DeRosa,
Mr. Ford and Ms. Nakajima are citizens of the United States of America.

Item 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated as follows:

         The aggregate purchase price of the 6,815,715 Shares beneficially owned by WILLC is approximately  $129,810,245,  including brokerage  commissions.  The
Shares  beneficially  owned by WILLC were acquired  with the working  capital of each of WIHP,  WIAP and WITR.  The  aggregate  purchase  price of the 901 Shares owned  directly by Mr.  Lipson is  approximately  $18,785,  including  brokerage commissions. The Shares owned directly by Mr. Lipson were acquired with personal funds. The aggregate  purchase price of the 1,515,850 Shares  beneficially owned by BPM is approximately $27,458,193, including brokerage commissions. The Shares beneficially  owned by BPM were acquired with the working  capital of BPIP.  The aggregate  purchase price of the 1,522,775 Shares  beneficially owned by PPNW is
approximately   $27,311,132,   including  brokerage   commissions.   The  Shares
beneficially  owned by PPNW were acquired  with the working  capital of BPP. Ms.
Nakajima received a gift of 100 Shares from Mr. Lipson on February 24, 2006. Mr.
DeRosa and Mr.  Ford each  received  a gift of 100  Shares  from WIHP on July 5,
2006.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 19 of 57 Pages
----------------------                                    ----------------------

Item 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended to add the following:

         On  July  5,  2005,  WIHP  and  Mr.  Lipson  submitted  a  letter  (the
"Nomination  Letter") to the Issuer's  stockholder  service  agent  nominating a slate of three nominees comprised of Arthur D. Lipson,  Paul DeRosa and David B.
Ford  (collectively,  the  "Nominees") for election to the Board of Directors of the Issuer at the special  meeting of the Issuer's  stockholders  scheduled  for
September 28, 2006, or any other meeting of  stockholders  held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the
"Special  Meeting").  The  Reporting  Persons  intend to make a filing  with the
Securities and Exchange  Commission of a proxy statement to be used, among other things,  to solicit  votes in support of the  election  of the  Nominees  at the
Special Meeting. The Reporting Persons reserve the right to take any action they deem appropriate related to this issue.

         No Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs  (a) - (j) of Item
4 of  Schedule  13D  except as set  forth  herein  or such as would  occur  upon completion of any of the actions discussed above.

Item 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated as follows:

         (a) The aggregate  percentage of Shares  reported  owned by each person named herein is based upon  107,343,211  Shares  outstanding  as of February 28,
2006,  as reported in the Issuer's  prospectus  dated May 1, 2006 filed with the
Securities and Exchange Commission on April 28, 2006.

         As of the close of business on July 11, 2006,  WIHP,  WIAP,  WITR, BPIP
and  BPP  beneficially  owned  3,175,015,   3,256,300,  384,400,  1,515,850  and
1,522,775 Shares,  respectively,  constituting  approximately  3.0%, 3.0%, 0.4%,
1.4% and 1.4%, respectively, of the Shares outstanding. WILLC beneficially owned
6,815,715 Shares, constituting approximately 6.4% of the Shares outstanding. Mr.
Lipson beneficially owned 6,816,616 Shares,  constituting  approximately 6.4% of the Shares  outstanding.  Mr.  Franzblau  beneficially  owned 1,515,850  Shares, constituting approximately 1.4% of the Shares outstanding.  Messrs. Ferguson and
Dunmire beneficially owned 3,038,625 Shares,  constituting approximately 2.8% of the Shares outstanding.  Each of Mr. DeRosa, Mr. Ford and Ms. Nakajima owned 100
Shares, constituting less than one percent of the Shares outstanding.

         As the general partner,  managing member or investment  manager, as the case may be, of WIHP, WIAP and WITR, WILLC may be deemed to beneficially own the
6,815,715  Shares owned in the aggregate by WIHP, WIAP and WITR. As the managing member of WILLC,  Mr.  Lipson may be deemed to  beneficially  own the  6,815,715
Shares beneficially owned by WILLC, in addition to the 901 Shares owned directly by Mr. Lipson. As the managing member of BPIP, BPM may be deemed to beneficially own the 1,515,850  Shares owned by BPIP. As the managing members of BPM, Messrs.
Franzblau,  Ferguson and Dunmire may be deemed to beneficially own the 1,515,850

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 20 of 57 Pages
----------------------                                    ----------------------

Shares  beneficially  owned by BPM. As the managing  member of BPP,  PPNW may be deemed  to  beneficially  own the  1,522,775  Shares  owned by BPP.  As the sole officers and  directors of PPNW,  Messrs.  Ferguson and Dunmire may be deemed to beneficially own the 1,522,775 Shares beneficially owned by PPNW.

         Each of WILLC,  Mr. Lipson,  WIHP,  WIAP and WITR disclaims  beneficial ownership of the Shares beneficially owned by the other Reporting Persons.  Each of Mr. DeRosa, Mr. Ford and Ms. Nakajima disclaims  beneficial  ownership of the
Shares beneficially owned by the other Reporting Persons.

         Each of BPIP, BPM and Mr. Franzblau  disclaim  beneficial  ownership of the Shares  beneficially owned by the other Reporting  Persons.  Each of BPP and
PPNW disclaim beneficial ownership of the Shares beneficially owned by the other
Reporting  Persons.  Each of Mr.  Ferguson and Mr. Dunmire  disclaim  beneficial ownership of the Shares beneficially owned by the other Reporting Persons,  with the exception of BPIP, BPM, BPP and PPNW.

         (b) WILLC has sole  voting and  investment  power  over WIHP,  WIAP and
WITR's security  holdings and Mr. Lipson,  in his role as the managing member of
WILLC, controls WIHP, WIAP and WITR's voting and investment  decisions.  Each of
WILLC and Mr.  Lipson is deemed to have sole voting and  dispositive  power over the Shares  reported as  beneficially  owned by WIHP, WIAP and WITR by virtue of their  respective  positions as described in paragraph (a).  Neither WILLC,  Mr.
Lipson,  WIHP,  WIAP nor WITR has voting or dispositive  control over the Shares beneficially  owned by BPIP, BPP, BPM, PPNW, Mr.  Franzblau,  Mr. Ferguson,  Mr.
Dunmire, Mr. DeRosa, Mr. Ford or Ms. Nakajima.  Neither Mr. DeRosa, Mr. Ford nor
Ms.  Nakajima has voting or  dispositive  control  over the Shares  beneficially owned by the other Reporting Persons.

         Each of PPNW,  Mr.  Ferguson  and Mr.  Dunmire  is  deemed to have sole voting and dispositive  power over the Shares reported as beneficially  owned by
BPP by virtue of their respective  positions as described in paragraph (a). Each of BPM and Messrs. Franzblau, Ferguson and Dunmire is deemed to have sole voting and dispositive power over the Shares reported as beneficially  owned by BPIP by virtue of their respective  positions as described in paragraph (a). Neither BPP nor PPNW has voting or dispositive control over the Shares beneficially owned by the other Reporting  Persons.  Neither BPIP, BPM nor Mr. Franzblau has voting or dispositive  control over the Shares  beneficially  owned by the other Reporting
Persons.  Neither Mr. Ferguson nor Mr. Dunmire has voting or dispositive control over the Shares  beneficially  owned by the other  Reporting  Persons,  with the exception of BPIP, BPM, BPP and PPNW.

         (c) Schedule A attached  hereto reports all  transactions in the Shares by the  Reporting  Persons  effected  since  the last  transaction  reported  in
Amendment No. 4 to the Schedule 13D. Except where otherwise  noted,  all of such transactions were effected in the open market.

         (d) No person  other  than the  Reporting  Persons is known to have the right to  receive,  or the power to direct the  receipt of  dividends  from,  or proceeds from the sale of, the Shares.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 21 of 57 Pages
----------------------                                    ----------------------

         (e) Not applicable.

Item 6.  CONTRACTS,  ARRANGEMENTS,  UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT
         TO SECURITIES OF THE ISSUER.

         On July 3, 2006, WILLC, WIHP, WIAP WITR, Arthur D. Lipson, Paul DeRosa,
David B. Ford, Elyse Nakajima,  BPIP, BPM, BPP, PPNW,  Scott  Franzblau,  Robert
Ferguson and Michael Dunmire  (collectively,  the "Group")  entered into a Joint
Filing and Solicitation Agreement (the "Joint Filing Agreement") in which, among other  things,  (a) the parties  agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the  securities of the Issuer to the extent  required by  applicable  law,  (b) the parties  agreed to solicit proxies or written  consents  for the  election  of the  Nominees,  or any other person(s)  nominated by WIHP and Mr. Lipson, to the Issuer's Board at the Annual
Meeting (the  "Solicitation"),  (c) WILLC  agreed to indemnify  and hold each of
Paul  DeRosa and David B. Ford  harmless  from and against any and all claims of any  nature,  whenever  brought,  arising  from such  Nominee's  nomination  for election as a director of the Issuer, and the Solicitation, and (d) WILLC agreed to bear  all  expenses  incurred  in  connection  with the  Group's  activities, including  approved  expenses  incurred by any of the parties in connection with the Solicitation,  subject to certain  limitations.  WIHP, WIAP, WITR BPIP, BPM,
BPP and PPNW have  separately  agreed to reimburse WILLC on a pro rata basis for these expenses.  The Joint Filing Agreement is attached as an exhibit hereto and is incorporated herein by reference.

         Other than as described herein,  there are no contracts,  arrangements, understandings  or  relationships  among the Reporting  Persons,  or between the
Reporting  Persons and any other person,  with respect to the  securities of the
Issuer.

Item 7.  MATERIAL TO BE FILED AS EXHIBITS.

         1.  Nomination  Letter from Western  Investment  Hedged Partners LP and
             Arthur D.  Lipson to  Tri-Continental  Corporation,  dated  July 5,
             2006.

         2.  Joint  Filing  and  Solicitation  Agreement  by and  among  Western
             Investment  LLC,  Western  Investment  Hedged  Partners LP, Western
             Investment  Activism Partners LLC, Western  Investment Total Return
             Master Fund Ltd.,  Arthur D. Lipson,  Paul  DeRosa,  David B. Ford,
             Elyse  Nakajima,  Benchmark Plus  Institutional  Partners,  L.L.C.,
             Benchmark Plus Management, L.L.C., Benchmark Plus Partners, L.L.C.,
             Paradigm Partners, N.W., Inc., Scott Franzblau, Robert Ferguson and
             Michael Dunmire, dated July 3, 2006.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 22 of 57 Pages
----------------------                                    ----------------------

                                   SIGNATURES

                  After reasonable  inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 12, 2006            WESTERN INVESTMENT LLC

                                By: /s/ Arthur D. Lipson
                                    -----------------------------------------
                                Name: Arthur D. Lipson
                                Title: Sole Member

                                WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                By: Western Investment LLC,
                                Its General Partner

                                By: /s/ Arthur D. Lipson
                                    -----------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                By: Western Investment LLC,
                                Its Managing Member

                                By: /s/ Arthur D. Lipson
                                    -----------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

                                By: Western Investment LLC,
                                Its Investment Manager

                                By: /s/ Arthur D. Lipson
                                    -----------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                                By: Benchmark Plus Management, L.L.C.,
                                Its Managing Member

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 23 of 57 Pages
----------------------                                    ----------------------

                                By: /s/ Scott Franzblau
                                    -----------------------------------------
                                Name: Scott Franzblau
                                Title: Managing Member

                                By: /s/ Robert Ferguson
                                    -----------------------------------------
                                Name: Robert Ferguson
                                Title: Managing Member

                                By: /s/ Michael Dunmire
                                    -----------------------------------------
                                Name: Michael Dunmire
                                Title: Managing Member

                                BENCHMARK PLUS MANAGEMENT, L.L.C.

                                By: /s/ Scott Franzblau
                                    -----------------------------------------
                                Name: Scott Franzblau
                                Title: Managing Member

                                By: /s/ Robert Ferguson
                                    -----------------------------------------
                                Name: Robert Ferguson
                                Title: Managing Member

                                By: /s/ Michael Dunmire
                                    -----------------------------------------
                                Name: Michael Dunmire
                                Title: Managing Member

                                BENCHMARK PLUS PARTNERS, L.L.C.

                                By: Paradigm Partners, N.W., Inc.
                                Its Managing Member

                                By: /s/ Robert Ferguson
                                    -----------------------------------------
                                Name: Robert Ferguson
                                Title: President

                                By: /s/ Michael Dunmire
                                    -----------------------------------------
                                Name: Michael Dunmire
                                Title: Chairman of the Board

                                PARADIGM PARTNERS, N.W., INC.

                                By: /s/ Robert Ferguson
                                    -----------------------------------------
                                Name: Robert Ferguson
                                Title: President

                                By: /s/ Michael Dunmire
                                    -----------------------------------------
                                Name: Michael Dunmire
                                Title: Chairman of the Board

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 24 of 57 Pages
----------------------                                    ----------------------

                                /s/ Arthur D. Lipson
                                ---------------------------------------------
                                ARTHUR D. LIPSON

                                /s/ Scott Franzblau
                                ---------------------------------------------
                                SCOTT FRANZBLAU

                                /s/ Robert Ferguson
                                ---------------------------------------------
                                ROBERT FERGUSON

                                /s/ Michael Dunmire
                                ---------------------------------------------
                                MICHAEL DUNMIRE

                                /s/ Paul DeRosa
                                ---------------------------------------------
                                PAUL DEROSA

                                /s/ David B. Ford
                                ---------------------------------------------
                                DAVID B. FORD

                                /s/ Elyse Nakajima
                                ---------------------------------------------
                                ELYSE NAKAJIMA

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 25 of 57 Pages
----------------------                                    ----------------------

                                   SCHEDULE A

      PURCHASES AND SALES IN THE COMMON STOCK OF TRI-CONTINENTAL SINCE THE
        LAST TRANSACTION REPORTED IN AMENDMENT NO. 4 TO THE SCHEDULE 13D

    Transaction          Quantity               Date           Price ($)
    -----------          --------               ----           ---------

                     WESTERN INVESTMENT HEDGED PARTNERS L.P.
        Buy                59,300              05/15/06         20.0425
        Buy                20,100              05/16/06         20.1099
        Buy                34,400              05/17/06         19.8080
        Buy                42,100              05/18/06         19.7895
        Buy                39,500              05/19/06         19.7235
        Buy                59,100              05/22/06         19.6808
        Buy                22,900              05/23/06         19.7540
        Buy                30,000              05/24/06         19.5736
        Sell               12,000              06/06/06         19.5978
        Sell                  500              06/07/06         19.5544
        Sell                  200              06/08/06         19.2194
 Transferred as Gift          200              07/05/06         N/A

                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.
        Buy                 1,600              06/08/06         19.3963
        Buy                 3,300              06/09/06         19.3296
        Buy                14,400              06/12/06         19.2739
        Buy                 9,200              06/13/06         18.8823
        Buy                 6,600              06/15/06         19.1582
        Buy                12,600              06/16/06         19.1948
        Buy                 3,100              06/19/06         19.0917
        Buy                23,100              06/20/06         19.1099
        Sell                  400              06/21/06         19.2494
        Buy                 3,500              06/22/06         19.1228
        Buy                14,300              06/26/06         19.0804
        Buy                16,900              06/27/06         19.0449
        Buy                27,600              06/28/06         19.0252
        Buy                45,300              06/29/06         19.3292
        Buy                45,700              06/30/06         19.4613
        Buy                36,600              07/03/06         19.5610
        Buy                17,200              07/05/06         19.5003
        Buy                 6,900              07/06/06         19.5522
        Buy                50,600              07/07/06         19.5210
        Buy                29,700              07/10/06         19.4460
        Buy                16,600              07/11/06         19.4179

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 26 of 57 Pages
----------------------                                    ----------------------

    Transaction          Quantity               Date           Price ($)
    -----------          --------               ----           ---------

                         BENCHMARK PLUS PARTNERS, L.L.C.
        Buy                20,200              05/24/06         19.4931
        Buy                 5,100              05/25/06         19.6645
        Buy                   400              05/30/06         19.7900
        Buy                 6,700              05/31/06         19.6307
        Buy                 9,300              06/02/06         19.9484

                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
        Buy                16,400              05/26/06         19.8188
        Buy                27,600              06/01/06         19.8313
        Buy                 9,300              06/02/06         19.9484

                                   PAUL DEROSA
 Received as Gift             100              07/05/06         N/A

                                  DAVID B. FORD
 Received as Gift             100              07/05/06         N/A

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 27 of 57 Pages
----------------------                                    ----------------------

                                                                       Exhibit 1

WESTERN INVESTMENT HEDGED PARTNERS L.P.                 ARTHUR D. LIPSON
2855 East Cottonwood Parkway, Suite 110            c/o Western Investment LLC
      Salt Lake City, Utah 84121            2855 East Cottonwood Parkway, Suite 110
                                                    Salt Lake City, Utah 84121

                                                                    July 5, 2006

BY HAND AND FEDERAL EXPRESS

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

         Re:      NOTICE OF  INTENTION TO NOMINATE  INDIVIDUALS  FOR ELECTION AS
                  DIRECTORS   AT   SPECIAL    MEETING   OF    STOCKHOLDERS    OF
                  TRI-CONTINENTAL CORPORATION

Dear Sir:

         This letter shall serve to satisfy the advance notice  requirements  of
Article II,  Section 10 of the Amended and  Restated  Bylaws (the  "Bylaws")  of
Tri-Continental Corporation  ("Tri-Continental") as to the nomination by each of
Western  Investment  Hedged  Partners  L.P.,  a  Delaware  limited   partnership
("Western Investment"),  and Arthur D. Lipson of three (3) nominees for election to the Board of Directors of Tri-Continental  (the  "Tri-Continental  Board") at
the special meeting of stockholders of  Tri-Continental  scheduled for September
28, 2006, or any other  meeting of  stockholders  held in lieu thereof,  and any
adjournments,   postponements,   reschedulings  or  continuations  thereof  (the
"Special Meeting").

         This letter and all Exhibits attached hereto are collectively  referred to as the  "Notice."  Western  Investment is the  beneficial  owner of 3,175,015 shares of common  stock,  $.50 par value per  share  (the  "Common  Stock"),  of
Tri-Continental, 1,000 shares of which are held of record by Western Investment.
Arthur D. Lipson is the  beneficial  owner of 6,712,816  shares of Common Stock,
900 shares of which are held of record by Arthur D. Lipson. Western Investment's address,  as  believed  to  appear  on  Tri-Continental's  books,  is 2855  East
Cottonwood  Parkway,  Suite 110, Salt Lake City, Utah 84121.  Arthur D. Lipson's
address,  as believed to appear on  Tri-Continental's  books, is P.O. Box 71869,
Salt Lake City, Utah 84171.  Through this Notice,  Western Investment and Arthur
D. Lipson hereby  nominate and notify you of their intent to nominate  Arthur D.
Lipson, Paul DeRosa and David B. Ford as nominees (the "Nominees") to be elected to the  Tri-Continental  Board at the Special  Meeting.  Western  Investment and
Arthur D. Lipson believe that the terms of three (3) directors currently serving on the Tri-Continental  Board expire at the Special Meeting. To the extent there are in excess of three (3) vacancies on the  Tri-Continental  Board to be filled by election at the Special Meeting or Tri-Continental  increases the size of the
Tri-Continental  Board above its existing size, Western Investment and Arthur D.
Lipson  reserve the right to nominate  additional  nominees to be elected to the
Tri-Continental  Board at the Special Meeting.  Any additional  nominations made pursuant to the  preceding  sentence  are without  prejudice  to the position of
Western  Investment and Arthur D. Lipson that any attempt by  Tri-Continental to

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 28 of 57 Pages
----------------------                                    ----------------------

increase the size of the Tri-Continental Board or to reconstitute or reconfigure the classes on which the current  directors  serve would  constitute an unlawful manipulation of Tri-Continental's  corporate machinery.  If this Notice shall be deemed for any reason to be  ineffective  with respect to the  nomination of the
Nominees by either  Western  Investment  or Arthur D. Lipson,  this Notice shall continue to be effective  with respect to the  nomination of the Nominees by the other party.  Additionally,  if this Notice shall be deemed for any reason to be ineffective with respect to the nomination of any of the Nominees at the Special
Meeting,  or if any individual  Nominee shall be unable to serve for any reason, this  Notice  shall  continue  to be  effective  with  respect to the  remaining
Nominee(s) and as to any replacement  Nominee(s)  selected by Western Investment and Arthur D. Lipson.

         The information concerning the Nominees required by Article II, Section
10 of the Bylaws is set forth below:

(i)      NAME, AGE, BUSINESS ADDRESS AND RESIDENCE ADDRESS OF THE NOMINEES:

NAME AND AGE            BUSINESS ADDRESS              RESIDENCE ADDRESS
------------            ----------------              -----------------
Arthur D. Lipson     c/o Western Investment LLC     8011 S. Dazzling View Circle
(Age 63)             2855 E. Cottonwood Parkway,    Salt Lake City, UT 84121
                     Suite 110
                     Salt Lake City, UT 84121

Paul DeRosa          c/o MT Lucas, LLC              71 Forest Road
(Age 64)             730 Fifth Avenue               Tenafly, NJ 70670
                     New York, NY 10019

David B. Ford        c/o DBF Associates             1 Johnny Counts Road # 18
(Age 60)             375 Greenwich Street           Jackson, WY 83001
                     New York, NY 10013

(ii)     CLASS, SERIES AND NUMBER OF SHARES OF STOCK OF TRI-CONTINENTAL THAT ARE
         BENEFICIALLY OWNED BY THE NOMINEES:

NAME                    CLASS / SERIES              BENEFICIAL OWNERSHIP
----                    --------------              --------------------
Arthur D. Lipson        Common Stock,         Mr.  Lipson   beneficially   owns
                        $.50 par value        6,712,816  shares of Common Stock
                                              consisting  of  901  shares  held
                                              directly   by  Mr.   Lipson   and
                                              6,711,915   shares   beneficially
                                              owned by Western  Investment  LLC
                                              ("WILLC").   Mr.  Lipson  may  be
                                              deemed  to  beneficially  own the
                                              6,711,915  shares of Common Stock
                                              beneficially  owned  by  WILLC by
                                              virtue of his ability to vote and
                                              dispose  of  such  shares  as the
                                              sole managing member of WILLC.

Paul DeRosa             Common Stock,         Mr. DeRosa  beneficially owns 100
                        $.50 par value        shares of Common Stock.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 29 of 57 Pages
----------------------                                    ----------------------

David B. Ford           Common Stock,         Mr.  Ford  beneficially  owns  100
                        $.50 par value        shares of Common Stock.

(iii)    THE DATE SUCH SHARES WERE  ACQUIRED AND THE  INVESTMENT  INTENT OF SUCH
         ACQUISITION:

NAME                 DATE ACQUIRED                          INVESTMENT INTENT
----                 -------------                          -----------------
Arthur D. Lipson  The date of purchase and number     Mr. Lipson  purchased the
                  of  shares   acquired   by  Mr.     shares   based   on   his
                  Lipson   and  the   Stockholder     belief  that  the  shares
                  Associated  Persons (as defined     were    undervalued    at
                  in  the   Bylaws)   listed   in     current market prices and
                  Section (vi) of this Notice are     represented an attractive
                  set  forth  in  Exhibit  A. Mr.     investment   opportunity.
                  Lipson   may   be   deemed   to     In    addition   to   the
                  beneficially   own  the  shares     foregoing,   Mr.   Lipson
                  beneficially owned by WILLC but     reserves   the  right  to
                  does not have the power to vote     take  any and all  action
                  or   dispose,   and   disclaims     permitted   by  law  with
                  beneficial  ownership  of,  the     respect       to      his
                  shares  beneficially  owned  by     shareholding           in
                  BPIP (as defined below) and BPP     Tri-Continental.
                  (as defined below).

Paul DeRosa       The  date  of  acquisition  and     Mr.  DeRosa  acquired  the
                  number  of shares  acquired  by     shares   as  a  gift  from
                  Mr.  DeRosa  are set  forth  in     Western   Investment   and
                  Exhibit A.                          reserves the right to take
                                                      any   and    all    action
                                                      permitted   by  law   with
                                                      respect       to       his
                                                      shareholding            in
                                                      Tri-Continental.

David B. Ford     The  date  of  acquisition  and     Mr.  Ford   acquired   the
                  number  of shares  acquired  by     shares   as  a  gift  from
                  Mr.   Ford  are  set  forth  in     Western   Investment   and
                  Exhibit A.                          reserves the right to take
                                                      any   and    all    action
                                                      permitted   by  law   with
                                                      respect       to       his
                                                      shareholding            in
                                                      Tri-Continental.

(iv)     WHETHER THE  STOCKHOLDERS  GIVING THE NOTICE BELIEVE ANY NOMINEE IS, OR
         IS NOT, AN "INTERESTED  PERSON" OF  TRI-CONTINENTAL,  AS DEFINED IN THE
         1940 ACT, AND INFORMATION REGARDING SUCH INDIVIDUAL THAT IS SUFFICIENT,
         IN THE DISCRETION OF THE BOARD OF DIRECTORS OR ANY COMMITTEE THEREOF OR
         ANY AUTHORIZED OFFICER OF TRI-CONTINENTAL, TO MAKE SUCH DETERMINATION:

         Western  Investment  and Arthur D. Lipson do not believe any Nominee is an "interested person" of Tri-Continental, as defined in the Investment
         Company  Act of 1940.  Western  Investment  and Arthur D. Lipson do not
         believe there is any relevant  information  other than the  information

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 30 of 57 Pages
----------------------                                    ----------------------

         already set forth herein regarding any of the Nominees that would allow the  Tri-Continental  Board or any committee  thereof or any authorized officer to make a determination to the contrary.

(v)      ANY OTHER  BUSINESS THAT THE  STOCKHOLDER  PROPOSES TO BRING BEFORE THE
         SPECIAL  MEETING,  A  DESCRIPTION  OF SUCH  BUSINESS,  THE  REASONS FOR
         PROPOSING  SUCH  BUSINESS  AT THE  SPECIAL  MEETING  AND  ANY  MATERIAL
         INTEREST  IN SUCH  BUSINESS  OF SUCH  STOCKHOLDER  AND ANY  STOCKHOLDER
         ASSOCIATED  PERSON (AS DEFINED IN THE BYLAWS),  INDIVIDUALLY  OR IN THE
         AGGREGATE, INCLUDING ANY ANTICIPATED BENEFIT TO THE STOCKHOLDER AND THE
         STOCKHOLDER ASSOCIATED PERSON THEREFROM;

         Except with respect to the election of the Nominees, Western Investment and Mr.  Lipson do not propose to bring any other  business  before the
         Special Meeting.

(vi)     CLASS,  SERIES AND NUMBER OF SHARES OF STOCK OF  TRI-CONTINENTAL  WHICH
         ARE  OWNED  BY THE  STOCKHOLDERS  GIVING  THE  NOTICE  AND  STOCKHOLDER
         ASSOCIATED  PERSONS (AS DEFINED IN THE BYLAWS),  AND THE NOMINEE HOLDER
         FOR, AND NUMBER OF, SHARES OWNED BENEFICIALLY BUT NOT OF RECORD BY SUCH
         STOCKHOLDERS AND BY ANY SUCH STOCKHOLDER ASSOCIATED PERSONS:

         The  following  table  sets  forth the  name,  address  and  beneficial ownership of securities of the Stockholders  giving this Notice as well as all the members of the Group (as defined herein).  Reference is made to the  Schedule  13D filed  and to be filed  with the  Securities  and
         Exchange  Commission for more information  regarding the members of the
         Group.

NAME                    CLASS / SERIES      OWNERSHIP / NOMINEE HOLDER
----                    --------------      --------------------------
Western Investment       Common Stock,     1,000 shares owned of record
Hedged Partners L.P.    $.50 par value
                                           3,174,015 shares owned beneficially
                                           (owned of record by Cede & Co.)

Western Investment       Common Stock,     3,256,300 shares owned beneficially
Activism Partners LLC   $.50 par value     (owned of record by Cede & Co.)
("WIAP")

Western Investment       Common Stock,     280,600 shares owned beneficially
Total Return Master     $.50 par value     (owned of record by Cede & Co.)
Fund Ltd. ("WITR")

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 31 of 57 Pages
----------------------                                    ----------------------

Western Investment LLC   Common Stock,     As  the  general  partner,   managing
                        $.50 par value     member,  and investment  manager,  as
                                           the   case   may   be,   of   Western
                                           Investment, WIAP, and WITR, WILLC may
                                           be  deemed  to  beneficially  own the
                                           6,711,915   shares   owned   in   the
                                           aggregate by Western Investment, WIAP
                                           and  WITR,  as set  forth in  further
                                           detail in this Section (vi).

Arthur D.  Lipson        Common  Stock,    900  shares  owned of record  and one
                        $.50 par value     share  owned  beneficially  (owned of
                                           record by Cede & Co.)

                                           Mr.  Lipson  may  also be  deemed  to
                                           beneficially own the 6,711,915 shares
                                           of Common Stock beneficially owned by
                                           WILLC by  virtue  of his  ability  to
                                           vote and  dispose  of such  shares as
                                           the sole managing member of WILLC.

Benchmark Plus           Common Stock,     1,515,850 shares owned beneficially
Institutional Partners, $.50 par value     (owned of record by Cede & Co.)
L.L.C. ("BPIP")

Benchmark Plus           Common Stock,     BPM may be deemed to beneficially own
Management, L.L.C.      $.50 par value     the 1,515,850  shares of Common Stock
("BPM")                                    beneficially  owned by BPIP by virtue
                                           of its ability to vote and dispose of
                                           such shares as the managing member of
                                           BPIP.

Benchmark Plus           Common Stock,     1,522,775 shares owned beneficially
Partners, L.L.C.        $.50 par value     (owned of record by Cede & Co.)
("BPP")

Paradigm Partners,       Common Stock,     PPNW may be  deemed  to  beneficially
N.W., Inc.              $.50 par value     own the  1,522,775  shares  of Common
("PPNW")                                   Stock  beneficially  owned  by BPP by
                                           virtue  of its  ability  to vote  and
                                           dispose   of  such   shares   as  the
                                           managing member of BPP.

Scott Franzblau          Common Stock,     Mr.   Franzblau   may  be  deemed  to
                        $.50 par value     beneficially own the 1,515,850 shares
                                           of Common Stock beneficially owned by
                                           BPIP by virtue of his ability to vote
                                           and  dispose  of  such  shares  as  a
                                           managing member of BPM, which in turn
                                           is the managing member of BPIP.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 32 of 57 Pages
----------------------                                    ----------------------

Robert Ferguson          Common Stock,     Mr.   Ferguson   may  be   deemed  to
                        $.50 par value     beneficially own the 1,515,850 shares
                                           of Common Stock beneficially owned by
                                           BPIP by virtue of his ability to vote
                                           and  dispose  of  such  shares  as  a
                                           managing member of BPM, which in turn
                                           is the managing member of BPIP.

                                           Mr.  Ferguson  may also be  deemed to
                                           beneficially own the 1,522,775 shares
                                           of Common Stock beneficially owned by
                                           BPP by virtue of his  ability to vote
                                           and  dispose  of  such  shares  as  a
                                           principal  of PPNW,  which in turn is
                                           the managing member of BPP.

Michael Dunmire          Common Stock,     Mr.   Dunmire   may  be   deemed   to
                        $.50 par value     beneficially own the 1,515,850 shares
                                           of Common Stock beneficially owned by
                                           BPIP by virtue of his ability to vote
                                           and  dispose  of  such  shares  as  a
                                           managing member of BPM, which in turn
                                           is the managing member of BPIP.

                                           Mr.  Dunmire  may also be  deemed  to
                                           beneficially own the 1,522,775 shares
                                           of Common Stock beneficially owned by
                                           BPP by virtue of his  ability to vote
                                           and  dispose  of  such  shares  as  a
                                           principal  of PPNW,  which in turn is
                                           the managing member of BPP.

Elyse Nakajima           Common Stock,     100 shares owned of record
                        $.50 par value

Paul DeRosa              Common Stock,     100 shares owned beneficially
                        $.50 par value     (owned of record by Cede & Co.)

David B. Ford            Common Stock,     100 shares owned beneficially
                        $.50 par value     (owned of record by Cede & Co.)

(vii)    THE NAME AND ADDRESS, AS BELIEVED TO APPEAR ON TRI-CONTINENTAL'S  STOCK
         LEDGER, AND CURRENT NAME AND ADDRESS, IF DIFFERENT, OF THE STOCKHOLDERS
         GIVING THE NOTICE AND STOCKHOLDER ASSOCIATED PERSONS (AS DEFINED IN THE
         BYLAWS) WHO CURRENTLY BENEFICIALLY OWN SHARES:

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 33 of 57 Pages
----------------------                                    ----------------------

         (a) STOCKHOLDERS GIVING THE NOTICE                 NAME / ADDRESS ON STOCK LEDGER

         Western Investment Hedged Partners L.P.            Same
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Arthur D. Lipson                                   Arthur D. Lipson
         c/o Western Investment LLC                         P.O. Box 71869
         2855 East Cottonwood Parkway, Suite 110            Salt Lake City, Utah 84171
         Salt Lake City, Utah 84121

         (b) STOCKHOLDER ASSOCIATED PERSONS

         Western Investment Activism Partners LLC           N/A
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Western Investment Total Return Master Fund Ltd.   N/A
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Western Investment LLC                             N/A
         2855 East Cottonwood Parkway, Suite 110
         Salt Lake City, Utah 84121

         Benchmark Plus Institutional Partners, L.L.C.      N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Benchmark Plus Management, L.L.C.                  N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Benchmark Plus Partners, L.L.C.                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Paradigm Partners, N.W., Inc.                      N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Scott Franzblau                                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Robert Ferguson                                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 34 of 57 Pages
----------------------                                    ----------------------

         Michael Dunmire                                    N/A
         820 A Street, Suite 700
         Tacoma, Washington 98402

         Elyse Nakajima                                     Same
         545 West 111th Street, Apt. 5B
         New York, NY 10025

         Paul DeRosa                                        N/A
         c/o MT Lucas, LLC
         730 Fifth Avenue
         New York, NY 10019

         David B. Ford                                      N/A
         c/o DBF Associates
         375 Greenwich Street
         New York, NY 10013

(viii)   TO THE EXTENT KNOWN BY THE STOCKHOLDERS GIVING THE NOTICE, THE NAME AND
         ADDRESS OF ANY OTHER  STOCKHOLDER  SUPPORTING THE NOMINEES FOR ELECTION
         AS A DIRECTOR ON THE DATE OF THIS NOTICE:

         As of the date hereof,  Western Investment and Arthur D. Lipson are not aware of any other stockholder  supporting the Nominees for election at the Special  Meeting other than the persons and entities  named in this
         Notice.

(ix)     ALL OTHER  INFORMATION  RELATING TO THE NOMINEES THAT IS REQUIRED TO BE
         DISCLOSED IN  SOLICITATIONS  OF PROXIES FOR ELECTION OF DIRECTORS IN AN
         ELECTION CONTEST,  OR IS OTHERWISE  REQUIRED,  IN EACH CASE PURSUANT TO
         REGULATION 14A UNDER THE EXCHANGE ACT AND THE RULES THEREUNDER:

         ARTHUR D. LIPSON has been the sole managing member of WILLC, a Delaware limited  liability  company that acts as the general partner,  managing member,  and  investment  manager,  as the  case  may  be,  of  Western
         Investment,  WIAP and WITR,  since May 1997. The principal  business of
         Western Investment,  WIAP and WITR is acquiring,  holding and disposing of investments in various companies. Mr. Lipson has experience in sales
         & trading and research, including heading all fixed income research for
         Lehman  Brothers  and  for  Paine  Webber,  was a known  leader  in the industry,  and created,  among other things,  the Lehman  Brothers bond indices.  Mr.  Lipson  received  a Masters  of  Science  from  Columbia
         University and a Bachelor of Science from the  California  Institute of
         Technology.

         PAUL DEROSA has been a principal of Mt. Lucas  Management  Corporation, an asset  management  company,  since November 1998. From March 1988 to
         July 1995, he served as Managing Director of Eastbridge Capital Inc., a bond trading company. From July 1986 to March 1988, he served as Senior
         Vice  President  of the Capital  Markets  Division of E.F.  Hutton Inc.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 35 of 57 Pages
----------------------                                    ----------------------

         Prior to such time he served in various  capacities  with  Citibank NA, including as a Division Head and Vice President of Citicorp  Investment
         Bank.  Mr.  DeRosa is  currently  a director  of  Intervest  Bancshares
         Corporation,  a financial holding company.  Mr. DeRosa received a Ph.D.
         in Economics from Columbia University.

         DAVID B. FORD was a partner and then a managing  director  from 1986 to
         2003, and co-head of Global Asset  Management  from 1994 to 2003,  with
         The  Goldman  Sachs  Group,  Inc.,  a  global  investment  banking  and securities  firm.  He has  been  a  private  investor  since  2003.  He currently serves on Wharton's Board of Overseers and is a member of the
         Board of Trustees for Florida  State  University.  Mr. Ford  received a
         Bachelor of Science  from  Florida  State  University  and a Masters of
         Business  Administration  from the Wharton  School at the University of
         Pennsylvania.

         For  information  regarding  transactions  during the past two years of securities of Tri-Continental  by the persons and entities named herein,  please see EXHIBIT A.

         As of  July  5,  2006,  the  dollar  range  of  shares  of the  Company beneficially owned by each Nominee is as follows:

                                           Aggregate Dollar Range of Equity
                     Dollar Range of        Securities in All Funds to be
                    Equity Securities      Overseen by Nominee in Seligman
Name of Nominee     in Tri-continental     Family of Investment Companies
---------------     ------------------     ------------------------------

Arthur D. Lipson     Over $100,000               Over $100,000
Paul DeRosa          $1 to $10,000               $1 to $10,000
David B. Ford        $1 to $10,000               $1 to $10,000

         If elected to the Tri-Continental Board, the Nominees would not oversee any  registered  investment  company  within  the  Seligman  family  of investment companies other than Tri-Continental.

         On July 3,  2006,  Western  Investment,  WIAP, WITR,  WILLC,  Arthur D.
         Lipson,  Paul DeRosa,  David B. Ford,  Elyse Nakajima,  BPIP, BPM, BPP,
         PPNW,   Scott   Franzblau,   Robert   Ferguson   and  Michael   Dunmire
         (collectively,   the   "Group")   entered   into  a  Joint  Filing  and
         Solicitation  Agreement in which,  among other things,  (a) the parties agreed to the joint filing on behalf of each of them of  statements  on
         Schedule 13D with respect to the securities of Tri-Continental, (b) the parties  agreed to vote in favor of the election of the Nominees and to solicit  proxies or written  consents for the election of the Nominees, or any other  person(s)  nominated  by Arthur D.  Lipson at the Special
         Meeting (the  "Solicitation"),  (c) WILLC agreed to indemnify  and hold each of Paul DeRosa and David B. Ford harmless from and against any and all claims of any nature, whenever brought, arising from such Nominee's nomination  for  election  as  director  of  Tri-Continental,  and  the

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 36 of 57 Pages
----------------------                                    ----------------------

         Solicitation,  and (d) WILLC  agreed to bear all  expenses  incurred in connection with the Group's  activities,  including  approved  expenses incurred by any of the  parties in  connection  with the  Solicitation, subject to certain limitations.

         The  information  contained in the Schedule 13D filed or to be filed by the  members of the Group with  respect  to  Tri-Continental  is deemed incorporated  by  reference  herein  and  accordingly  all  information
         contained  in  this  Notice  is  deemed  to  be   supplemented  by  the
         information in the Schedule 13D.

         Other than as stated above, there are no arrangements or understandings between Western Investment and Arthur D. Lipson and each Nominee or any other  person or persons  pursuant to which the  nominations  described herein are to be made,  other than the  consents by the  Nominees to be named as a nominee  in this  Notice,  to be named as a  nominee  in any proxy statement filed by Western  Investment and/or Arthur D. Lipson in connection  with the  Special  Meeting  and to serve as a  director  of
         Tri-Continental,  if so elected.  Such consents are attached  hereto as
         EXHIBIT B.

         Except as set forth in this Notice (including the Exhibits hereto), (i)
         during the past 10 years,  no Nominee has been  convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii)
         no Nominee directly or indirectly  beneficially  owns any securities of
         Tri-Continental;    (iii)   no   Nominee   owns   any   securities   of
         Tri-Continental which are owned of record but not beneficially; (iv) no
         Nominee has purchased or sold any securities of Tri-Continental  during the past two years;  (v) no part of the purchase  price or market value
         of  the  securities  of   Tri-Continental   owned  by  any  Nominee  is
         represented by funds borrowed or otherwise  obtained for the purpose of acquiring or holding such securities; (vi) no Nominee is, or within the past year was, a party to any contract,  arrangements or understandings with any person  with  respect to any  securities  of  Tri-Continental,
         including,   but  not  limited  to,  joint  ventures,  loan  or  option arrangements,  puts or calls,  guarantees against loss or guarantees of profit,  division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Nominee owns beneficially,  directly or  indirectly,  any securities of  Tri-Continental;  (viii) no Nominee owns beneficially, directly or indirectly, any securities of any parent or  subsidiary  of  Tri-Continental;  (ix) no Nominee or any of his/her
         associates  was a  party  to any  transaction,  or  series  of  similar transactions,  since the  beginning  of  Tri-Continental's  last fiscal year, or is a party to any currently proposed transaction, or series of
         similar   transactions,   to  which   Tri-Continental  or  any  of  its
         subsidiaries  was or is to be a party,  in which  the  amount  involved exceeds  $60,000;  and (x) no Nominee or any of his/her  associates has any  arrangement or  understanding  with any person with respect to any future employment by Tri-Continental or its affiliates, or with respect to any  future  transactions  to  which  Tri-Continental  or any of its affiliates will or may be a party.

         A representative of Western  Investment and Arthur D. Lipson intends to appear in person or by proxy at the  Special  Meeting to  nominate  the persons  specified in this Notice for  election to the  Tri-Continental
         Board.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 37 of 57 Pages
----------------------                                    ----------------------

         Please address any correspondence to Western Investment LLC, Attention:
Arthur D. Lipson,  telephone  (801)  942-7803,  facsimile (801) 942-1625 (with a copy to our counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue
Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven Wolosky,
Esq.,  telephone (212) 451-2333,  facsimile (212) 451-2222).  The giving of this
Notice  is not an  admission  that any  procedures  for  notice  concerning  the nomination  of  directors  to the  Tri-Continental  Board  are  legal,  valid or binding,  and each of Western  Investment and Arthur D. Lipson reserve the right to challenge their validity.

                                Very truly yours,

                                WESTERN INVESTMENT HEDGED PARTNERS L.P.

                                By: Western Investment LLC,
                                    Its General Partner

                                By: /s/ Arthur D. Lipson
                                    --------------------------------------------
                                Name: Arthur D. Lipson
                                Title: Managing Member

                                /s/ Arthur D. Lipson
                                ------------------------------------------------
                                ARTHUR D. LIPSON

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 38 of 57 Pages
----------------------                                    ----------------------

                                    EXHIBIT A

               TRANSACTIONS IN THE COMMON STOCK OF TRI-CONTINENTAL

TRANSACTION               QUANTITY                DATE                 PRICE ($)
-----------               --------                ----                 ---------

                    WESTERN INVESTMENT HEDGED PARTNERS, L.P.

Buy                         8,700                10/04/04                16.9404
Buy                         8,200                10/05/04                16.8862
Buy                        12,300                10/06/04                16.9110
Buy                        14,600                10/07/04                16.8854
Buy                         3,000                10/08/04                16.7602
Buy                         6,100                10/12/04                16.6721
Buy                         1,500                10/13/04                16.7425
Buy                           400                10/19/04                16.4910
Buy                        13,000                10/20/04                16.3751
Buy                        13,500                10/21/04                16.5128
Buy                        18,600                10/22/04                16.5008
Buy                         3,100                10/25/04                16.3207
Buy                        21,900                10/26/04                16.5234
Buy                        17,500                10/27/04                16.6873
Buy                        12,800                10/28/04                16.8541
Buy                           300                10/29/04                16.9352
Buy                        27,500                11/01/04                16.9027
Buy                        32,600                11/02/04                17.0161
Buy                         8,300                11/02/04                16.9971
Buy                         4,000                11/12/04                17.6973
Buy                         5,000                11/15/04                17.7822
Buy                        36,400                12/15/04                18.0468
Buy                         8,400                12/27/04                18.1645
Buy                        12,200                12/28/04                18.1363
Buy                        16,000                12/31/04                18.2800
Buy                        62,900                12/31/04                18.2800
Buy                           700                01/10/05                17.9328
Buy                         2,600                01/11/05                17.8423
Buy                         3,000                01/13/05                17.6618
Buy                        10,900                01/14/05                17.7564
Buy                        17,500                01/18/05                17.7912
Buy                         9,600                01/19/05                17.8072
Buy                         2,000                01/21/05                17.6535
Buy                         2,500                01/24/05                17.4681
Buy                           200                01/27/05                17.5835
Buy                        10,600                01/28/05                17.5634
Buy                         7,500                01/31/05                17.6454
Buy                         6,900                02/02/05                17.7666

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 39 of 57 Pages
----------------------                                    ----------------------

Buy                        24,400                04/18/05                17.2760
Buy                        11,500                04/19/05                17.3535
Buy                        10,700                04/20/05                17.1833
Buy                        17,900                05/20/05                17.8302
Buy                        13,800                05/23/05                17.9107
Buy                        11,300                05/24/05                17.8940
Buy                        26,500                05/25/05                17.8479
Buy                        56,400                05/26/05                17.9034
Buy                         5,300                05/27/05                17.9496
Buy                         1,700                05/27/05                17.9585
Buy                         2,000                06/03/05                18.0011
Sell                        1,000                07/18/05                18.2707
Sell                        1,300                07/21/05                18.4107
Buy                           400                07/29/05                18.4800
Buy                         2,300                10/04/05                18.2565
Buy                        19,000                10/05/05                18.1118
Buy                        30,400                10/06/05                17.9522
Buy                        17,200                10/07/05                17.9067
Buy                         1,800                10/10/05                17.8944
Buy                           300                10/11/05                17.8200
Buy                         2,700                10/12/05                17.6804
Buy                           100                10/13/05                17.6200
Buy                        27,600                10/14/05                17.6910
Buy                        31,800                10/17/05                17.7842
Buy                        59,800                10/18/05                17.8096
Buy                        95,300                10/19/05                17.8047
Buy                         5,400                10/20/05                17.9100
Buy                        47,200                10/21/05                17.7650
Buy                        76,500                10/24/05                17.8869
Buy                         7,300                10/25/05                17.9377
Buy                         8,200                10/26/05                17.9571
Buy                           500                10/27/05                17.8360
Buy                        11,300                10/28/05                17.8881
Buy                        12,400                10/31/05                18.0410
Buy                         5,900                11/02/05                18.1234
Buy                         1,400                11/08/05                18.2100
Buy                         6,800                11/09/05                18.2501
Buy                         1,000                12/01/05                18.7680
Buy                           315                12/02/05                18.7100
Buy                           500                12/27/05                18.7300
Buy                        15,100                12/27/05                18.7342
Buy                         3,800                12/29/05                18.6602
Sell                      400,000                01/06/06                19.1589
Buy                        10,000                01/19/06                19.7500

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 40 of 57 Pages
----------------------                                    ----------------------

Buy                         5,000                01/20/06                19.7470
Buy                        10,700                01/26/06                19.6019
Buy                         8,600                01/27/06                19.7293
Buy                         6,600                01/27/06                19.5998
Buy                         9,600                01/30/06                19.7462
Buy                         5,000                02/01/06                19.7170
Buy                        19,800                02/02/06                19.6575
Buy                         7,500                02/03/06                19.4568
Buy                        17,200                02/06/06                19.4471
Buy                        31,900                02/08/06                19.3886
Buy                         9,300                02/09/06                19.5183
Buy                        33,600                02/13/06                19.4685
Buy                        68,100                02/14/06                19.5387
Buy                        32,900                02/15/06                19.6410
Buy                        30,000                03/01/06                19.9024
Buy                        19,800                03/07/06                19.8846
Buy                        25,200                03/08/06                19.8854
Buy                         6,500                03/09/06                19.9822
Buy                        64,200                03/10/06                19.9879
Buy                        12,700                03/13/06                19.9850
Buy                        22,500                03/14/06                20.0925
Buy                         2,100                03/14/06                20.0698
Buy                        16,400                03/15/06                20.1656
Buy                         1,500                03/24/06                20.2985
Buy                        31,200                03/30/06                20.2727
Buy                         9,300                03/31/06                20.3070
Buy                        19,000                04/03/06                20.3504
Buy                        21,500                04/04/06                20.4136
Buy                        65,500                04/05/06                20.5568
Buy                       115,800                04/05/06                20.5550
Buy                         1,900                04/06/06                20.5676
Sell                          800                04/06/06                20.6009
Buy                         3,200                04/07/06                20.5028
Buy                         7,400                04/10/06                20.4461
Buy                        20,400                04/11/06                20.2968
Buy                        30,400                04/12/06                20.3140
Buy                        16,300                04/13/06                20.2925
Buy                        58,300                04/17/06                20.2629
Buy                        37,200                04/18/06                20.3394
Buy                        46,600                04/19/06                20.5013
Buy                        38,800                04/20/06                20.5273
Buy                        29,000                04/21/06                20.5664
Buy                        40,500                04/24/06                20.5094
Buy                         5,200                04/25/06                20.4547

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 41 of 57 Pages
----------------------                                    ----------------------

Buy                        21,300                04/26/06                20.5862
Buy                        29,300                04/27/06                20.5772
Buy                        22,100                04/28/06                20.5514
Buy                        10,500                05/01/06                20.6084
Buy                        27,300                05/02/06                20.5953
Buy                       400,000                05/04/06                20.5625
Buy                        30,000                05/04/06                20.5189
Buy                        24,500                05/05/06                20.6690
Sell                        5,300                05/05/06                20.6635
Sell                          900                05/05/06                20.6594
Buy                        39,800                05/08/06                20.6475
Buy                        59,300                05/15/06                20.0425
Buy                        20,100                05/16/06                20.1099
Buy                        34,400                05/17/06                19.8080
Buy                        42,100                05/18/06                19.7895
Buy                        39,500                05/19/06                19.7235
Buy                        59,100                05/22/06                19.6808
Buy                        22,900                05/23/06                19.7540
Buy                        30,000                05/24/06                19.5736
Sell                       12,000                06/06/06                19.5978
Sell                          500                06/07/06                19.5544
Sell                          200                06/08/06                19.2194
Transferred as Gift           200                07/05/06                    N/A

                  WESTERN INVESTMENT INSTITUTIONAL PARTNERS LLC

Buy                         8,100                10/05/04                16.8862
Buy                        12,300                10/06/04                16.9117
Buy                         5,300                12/03/04                17.9389
Buy                        11,900                12/07/04                17.8839
Buy                        15,000                12/08/04                17.7830
Buy                        14,100                12/09/04                17.8686
Buy                         3,000                12/10/04                17.8785
Buy                         3,000                12/10/04                17.8585
Buy                        42,600                12/10/04                17.8571
Buy                        21,100                12/13/04                17.9713
Buy                        70,000                12/15/04                18.0466
Buy                         3,200                12/22/04                18.0429
Buy                         6,400                12/23/04                18.1597
Buy                        42,000                12/27/04                18.1635
Buy                        22,500                12/29/04                18.1905
Buy                         6,000                12/30/04                18.2264
Buy                         4,300                12/30/04                18.2279
Buy                           400                12/31/04                18.2835
Sell                        5,300                03/29/05                17.6185

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 42 of 57 Pages
----------------------                                    ----------------------

Sell                       11,900                03/29/05                17.6185
Sell                       15,000                03/29/05                17.6185
Sell                       14,100                03/29/05                17.6185
Sell                       42,600                03/29/05                17.6185
Sell                       21,100                03/29/05                17.6185
Sell                       10,000                03/29/05                17.6185
Sell                        1,300                07/21/05                18.4107
Sell                      116,300                01/04/06                18.8591*
Sell                      716,200                01/04/06                18.8593*

                    WESTERN INVESTMENT ACTIVISM PARTNERS LLC

Buy                         2,100                11/02/04                17.0084
Buy                         8,500                11/03/04                17.1680
Buy                         5,600                11/04/04                17.2500
Buy                        52,400                11/04/04                17.3245
Buy                        27,600                11/05/04                17.5197
Buy                        30,500                11/05/04                17.5075
Buy                           700                11/08/04                17.5028
Buy                         9,200                11/10/04                17.5350
Buy                         5,500                11/11/04                17.5808
Buy                         7,500                11/12/04                17.7413
Buy                        15,900                11/12/04                17.6966
Buy                        19,300                11/15/04                17.7817
Buy                         5,400                11/23/04                17.5320
Buy                         5,500                12/03/04                17.9445
Buy                         8,700                12/06/04                17.8893
Buy                        27,100                12/06/04                17.8657
Buy                        24,000                12/08/04                17.7823
Buy                        20,900                12/13/04                17.9710
Buy                         1,800                12/14/04                18.0085
Buy                         9,100                12/14/04                18.0289
Buy                         3,000                12/16/04                18.1185
Buy                         5,400                12/16/04                18.0866
Buy                         7,100                12/17/04                18.0631
Buy                         9,000                12/23/04                18.1587
Buy                        61,000                12/28/04                18.2007
Buy                        30,200                12/29/04                18.1908
Buy                         6,000                01/03/05                18.2943
Buy                         6,000                01/04/05                17.8693
Buy                         3,000                02/03/05                17.6802
Buy                         9,200                02/04/05                17.7951

-------------------------
* Shares  purchased  by Western  Investment  Activism  Partners LLC from Western
Investment  Institutional Partners LLC.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 43 of 57 Pages
----------------------                                    ----------------------

Buy                         3,600                02/07/05                17.9199
Buy                         3,000                02/09/05                17.9302
Sell                          300                02/09/05                17.9242
Buy                         5,400                02/15/05                18.0863
Buy                       198,000                01/03/06                18.6467
Buy                       832,500                01/04/06                18.8603*
Buy                        52,500                01/04/06                18.8811
Buy                        14,300                01/05/06                18.9374
Sell                        4,200                01/05/06                18.9800
Buy                       400,000                01/06/06                19.1605
Buy                     1,161,000                01/06/06                19.3298
Buy                       164,900                01/06/06                19.1342
Sell                        1,600                01/06/06                19.1394

                WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

Buy                        44,900                09/27/04                16.4402
Sell                        5,700                12/31/04                18.2796
Sell                        3,000                12/31/04                18.2796
Sell                        1,000                12/31/04                18.2796
Sell                        2,100                12/31/04                18.2796
Sell                          500                12/31/04                18.2796
Sell                          500                12/31/04                18.2796
Sell                          600                12/31/04                18.2796
Sell                        1,300                12/31/04                18.2796
Sell                          500                12/31/04                18.2796
Sell                          400                12/31/04                18.2796
Sell                          400                12/31/04                18.2796
Sell                        1,000                12/31/04                18.2800
Sell                        1,700                12/31/04                18.2800
Sell                        2,600                12/31/04                18.2800
Sell                          500                12/31/04                18.2800
Sell                        1,500                12/31/04                18.2800
Sell                        1,200                12/31/04                18.2800
Sell                          800                12/31/04                18.2800
Sell                        2,000                12/31/04                18.2800
Sell                        1,200                12/31/04                18.2800
Sell                        2,800                12/31/04                18.2800
Sell                          500                12/31/04                18.2800
Sell                        1,700                12/31/04                18.2800
Sell                          500                12/31/04                18.2800
Sell                       44,900                12/31/04                18.2800

-------------------------
* Shares  purchased  by Western  Investment  Activism  Partners LLC from Western
Investment  Institutional Partners LLC.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 44 of 57 Pages
----------------------                                    ----------------------

Buy                         1,600                06/08/06                19.3963
Buy                         3,300                06/09/06                19.3296
Buy                        14,400                06/12/06                19.2739
Buy                         9,200                06/13/06                18.8823
Buy                         6,600                06/15/06                19.1582
Buy                        12,600                06/16/06                19.1948
Buy                         3,100                06/19/06                19.0917
Buy                        23,100                06/20/06                19.1099
Sell                          400                06/21/06                19.2494
Buy                         3,500                06/22/06                19.1228
Buy                        14,300                06/26/06                19.0804
Buy                        16,900                06/27/06                19.0449
Buy                        27,600                06/28/06                19.0252
Buy                        45,300                06/29/06                19.3292
Buy                        45,700                06/30/06                19.4613
Buy                        36,600                07/03/06                19.5610
Buy                        17,200                07/05/06                19.5003

                         BENCHMARK PLUS PARTNERS, L.L.C.

Buy                         1,100                09/07/04                16.6800
Buy                         1,900                09/08/04                16.6700
Buy                        24,900                09/09/04                16.6491
Buy                        20,300                09/13/04                16.7549
Buy                        17,200                09/14/04                16.7595
Buy                         5,300                09/15/04                16.6670
Buy                         9,700                09/16/04                16.6727
Buy                        12,700                09/20/04                16.7035
Buy                        11,900                09/21/04                16.7356
Buy                           300                09/22/04                16.6100
Buy                           100                09/23/04                16.5100
Buy                        17,100                09/24/04                16.5025
Buy                        18,800                09/27/04                16.4260
Buy                        17,100                09/28/04                16.4936
Buy                         7,000                09/29/04                16.5233
Buy                        36,800                09/30/04                16.5586
Buy                        32,900                10/01/04                16.7452
Buy                         1,900                10/25/04                16.3500
Buy                        10,600                10/26/04                16.5300
Buy                        11,000                10/27/04                16.7375
Buy                        14,400                11/22/04                17.6445
Buy                         9,600                11/23/04                17.6415
Buy                        11,700                11/24/04                17.7291
Buy                        10,300                11/26/04                17.8250
Buy                         3,500                11/29/04                17.8229

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 45 of 57 Pages
----------------------                                    ----------------------

Buy                         3,400                11/30/04                17.7088
Buy                        12,700                12/14/04                18.0650
Buy                         9,000                02/15/05                18.1029
Buy                         3,100                02/16/05                18.1014
Buy                        16,625                02/17/05                18.0405
Buy                        13,700                02/18/05                18.0168
Buy                        29,500                02/22/05                17.8765
Buy                        41,200                02/23/05                17.8677
Buy                        19,600                02/24/05                17.9110
Buy                        10,000                02/25/05                18.1343
Buy                        13,200                02/28/05                18.0367
Buy                         8,300                03/01/05                18.1270
Buy                        18,700                03/02/05                18.1543
Buy                         2,000                03/02/05                18.1300
Buy                           800                03/03/05                18.1750
Buy                        12,300                03/03/05                18.1712
Buy                        15,400                03/04/05                18.3163
Buy                        13,000                03/07/05                18.4154
Buy                        10,900                03/08/05                18.3435
Buy                         7,000                03/09/05                18.2186
Buy                         4,000                03/10/05                18.1409
Buy                         4,000                03/11/05                18.1417
Buy                         4,900                03/14/05                18.0937
Buy                         1,700                03/15/05                18.1881
Buy                         2,900                03/23/05                17.5895
Buy                         3,600                03/24/05                17.6830
Buy                        11,300                03/28/05                17.6806
Buy                         7,500                03/29/05                17.6043
Buy                        11,900                03/30/05                17.6705
Buy                         5,100                03/31/05                17.7907
Buy                         3,900                04/01/05                17.6739
Buy                         6,500                04/04/05                17.6396
Buy                         4,300                04/05/05                17.8015
Buy                         1,800                04/06/05                17.9002
Buy                         2,500                04/07/05                17.9313
Buy                         1,800                04/08/05                17.8366
Buy                         3,100                04/11/05                17.7921
Buy                         5,500                04/12/05                17.7106
Buy                         2,500                04/13/05                17.7822
Buy                        12,600                04/14/05                17.6489
Buy                         5,700                04/15/05                17.4753
Buy                           700                04/18/05                17.2760
Buy                        26,400                04/21/05                17.3440
Buy                         4,900                04/22/05                17.3303

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 46 of 57 Pages
----------------------                                    ----------------------

Buy                        31,700                04/25/05                17.4545
Buy                        17,300                04/26/05                17.4420
Buy                        17,800                04/27/05                17.2971
Buy                        17,600                04/29/05                17.3154
Buy                         3,600                05/02/05                17.4098
Buy                         1,800                05/03/05                17.4200
Buy                         7,200                05/04/05                17.5924
Buy                        17,800                05/05/05                17.6490
Buy                         5,000                05/06/05                17.6689
Buy                        14,800                05/09/05                17.6438
Buy                        20,500                05/10/05                17.5859
Buy                        27,100                05/11/05                17.5609
Buy                        33,600                05/12/05                17.5536
Buy                        29,200                05/13/05                17.4242
Buy                        58,400                05/16/05                17.4859
Buy                        48,000                05/17/05                17.5502
Buy                        10,700                05/18/05                17.7169
Buy                        24,000                05/27/05                17.9496
Buy                        19,700                05/31/05                17.8876
Buy                        17,900                06/01/05                17.9896
Buy                         1,900                06/02/05                17.9994
Buy                         3,250                06/03/05                18.0011
Buy                           500                06/07/05                18.0594
Buy                         1,400                06/09/05                17.9495
Buy                         4,700                06/10/05                17.9077
Buy                         6,500                06/13/05                17.9750
Buy                         5,500                06/14/05                17.9682
Buy                         2,600                06/15/05                17.9993
Buy                         5,200                06/16/05                18.0634
Buy                         7,600                06/17/05                18.1829
Buy                         6,200                06/20/05                18.1638
Buy                        16,100                06/21/05                18.1730
Buy                        17,000                06/22/05                18.1789
Buy                        23,000                06/23/05                18.1218
Buy                         5,000                06/24/05                17.9375
Buy                         1,300                06/27/05                17.8266
Buy                         4,100                07/05/05                17.8661
Buy                           700                07/06/05                17.8917
Buy                         3,000                07/07/05                17.8001
Buy                         4,200                07/08/05                17.9972
Buy                         4,900                07/11/05                18.1280
Buy                         4,200                07/12/05                18.1842
Buy                         9,800                07/13/05                18.1949
Buy                         2,800                07/15/05                18.2989

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 47 of 57 Pages
----------------------                                    ----------------------

Buy                         2,600                07/20/05                18.3866
Buy                         1,100                07/27/05                18.4300
Buy                         5,700                07/28/05                18.5230
Buy                         1,200                08/01/05                18.4268
Buy                         5,000                08/02/05                18.5069
Buy                           600                08/04/05                18.4879
Buy                         3,200                08/09/05                18.4103
Buy                         6,500                08/10/05                18.5466
Buy                           800                08/11/05                18.4636
Buy                         1,000                09/09/05                18.4800
Buy                         3,000                09/19/05                18.2570
Buy                        13,000                03/01/06                19.9024
Buy                        19,500                03/03/06                20.0710
Buy                         2,100                03/06/06                20.0300
Buy                        46,000                03/14/06                20.0925
Buy                         7,500                03/17/06                20.3200
Buy                        13,200                03/20/06                20.2923
Buy                         1,000                03/20/06                20.3050
Buy                         5,000                03/21/06                20.2962
Buy                        17,000                03/27/06                20.2796
Buy                        13,900                03/28/06                20.3101
Buy                        23,100                03/29/06                20.3029
Buy                         2,600                03/29/06                20.3088
Buy                         7,200                03/31/06                20.2826
Buy                         6,500                04/03/06                20.3516
Buy                        20,200                05/24/06                19.4931
Buy                         5,100                05/25/06                19.6645
Buy                           400                05/30/06                19.7900
Buy                         6,700                05/31/06                19.6307
Buy                         9,300                06/02/06                19.9484

                  BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

Buy                        17,000                03/10/05                18.1409
Buy                        15,800                03/11/05                18.1417
Buy                        19,400                03/14/05                18.0937
Buy                         6,600                03/15/05                18.1881
Buy                           200                03/16/05                17.9400
Buy                        11,400                03/23/05                17.5895
Buy                        14,600                03/24/05                17.6830
Buy                        44,000                03/28/05                17.6806
Buy                        29,800                03/29/05                17.6043
Buy                       120,000                03/29/05                17.6209
Buy                        47,700                03/30/05                17.6705
Buy                        20,200                03/31/05                17.7907

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 48 of 57 Pages
----------------------                                    ----------------------

Buy                        15,400                04/01/05                17.6739
Buy                        25,600                04/04/05                17.6396
Buy                        17,200                04/05/05                17.8015
Buy                         7,300                04/06/05                17.9002
Buy                        10,200                04/07/05                17.9313
Buy                         7,200                04/08/05                17.8366
Buy                        12,500                04/11/05                17.7921
Buy                        21,800                04/12/05                17.7106
Buy                         9,900                04/13/05                17.7822
Buy                        29,300                04/14/05                17.6489
Buy                        22,700                04/15/05                17.4753
Buy                        31,300                04/18/05                17.2760
Buy                         8,000                04/21/05                17.3440
Buy                         2,200                04/22/05                17.3303
Buy                        10,600                04/25/05                17.4545
Buy                         5,700                04/26/05                17.4420
Buy                         6,000                04/27/05                17.2971
Buy                         5,800                04/29/05                17.3154
Buy                         1,200                05/02/05                17.4098
Buy                           600                05/03/05                17.4200
Buy                         1,800                05/04/05                17.5924
Buy                         4,400                05/05/05                17.6490
Buy                         1,200                05/06/05                17.6689
Buy                         3,700                05/09/05                17.6438
Buy                         5,100                05/10/05                17.5859
Buy                        19,700                05/31/05                17.8876
Buy                        17,900                06/01/05                17.9896
Buy                        10,500                06/02/05                17.9994
Buy                         4,250                06/03/05                18.0011
Buy                         7,000                06/06/05                17.9114
Buy                         3,000                06/07/05                18.0594
Buy                         6,500                06/08/05                17.9800
Buy                         7,700                06/09/05                17.9495
Buy                        26,900                06/10/05                17.9077
Buy                        36,600                06/13/05                17.9750
Buy                        31,000                06/14/05                17.9682
Buy                        14,600                06/15/05                17.9993
Buy                        20,800                06/16/05                18.0634
Buy                        31,300                06/17/05                18.1829
Buy                        24,800                06/20/05                18.1638
Buy                        64,500                06/21/05                18.1730
Buy                        69,500                06/22/05                18.1789
Buy                        84,300                06/23/05                18.1218
Buy                        20,600                06/24/05                17.9375

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 49 of 57 Pages
----------------------                                    ----------------------

Buy                         5,100                06/27/05                17.8266
Buy                         1,300                07/01/05                17.7731
Buy                        16,600                07/05/05                17.8661
Buy                         2,900                07/06/05                17.8917
Buy                        11,100                07/07/05                17.8001
Buy                         9,000                07/08/05                17.9972
Buy                        19,500                07/11/05                18.1280
Buy                        16,900                07/12/05                18.1842
Buy                        39,000                07/13/05                18.1949
Buy                           300                07/14/05                18.2800
Buy                        11,300                07/15/05                18.2989
Buy                        10,500                07/20/05                18.3866
Buy                         3,300                07/27/05                18.4300
Buy                        22,800                07/28/05                18.5230
Buy                         4,800                08/01/05                18.4268
Buy                        19,800                08/02/05                18.5069
Buy                           700                08/03/05                18.4700
Buy                         2,200                08/04/05                18.4879
Buy                        12,800                08/09/05                18.4103
Buy                        26,200                08/10/05                18.5466
Buy                         3,100                08/11/05                18.4636
Buy                         1,600                08/17/05                18.3700
Buy                         1,400                08/18/05                18.3300
Buy                           200                08/22/05                18.3900
Buy                           200                09/06/05                18.2800
Buy                         1,000                09/09/05                18.4800
Buy                           600                09/16/05                18.3700
Buy                        12,200                09/19/05                18.2570
Buy                        17,500                02/16/06                19.7394
Buy                         6,800                02/17/06                19.8256
Buy                         9,800                02/21/06                19.8003
Buy                        16,600                02/22/06                19.8837
Buy                         7,900                02/23/06                19.9168
Buy                         5,700                02/24/06                19.8868
Buy                        27,000                02/27/06                19.9745
Buy                        16,400                05/26/06                19.8188
Buy                        27,600                06/01/06                19.8313
Buy                         9,300                06/02/06                19.9484

                                ARTHUR D. LIPSON

Buy                         1,000                12/02/05                18.7613
Transferred as Gift           100                02/24/06                    N/A

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 50 of 57 Pages
----------------------                                    ----------------------

                                 ELYSE NAKAJIMA

Received as Gift              100                02/24/06                    N/A

                                   PAUL DEROSA
Received as Gift              100                07/05/06                    N/A

                                  DAVID B. FORD
Received as Gift              100                07/05/06                    N/A

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 51 of 57 Pages
----------------------                                    ----------------------

                                    EXHIBIT B

                              CONSENTS OF NOMINEES

                                ARTHUR D. LIPSON
                           c/o WESTERN INVESTMENT LLC
                      2855 E. COTTONWOOD PARKWAY, SUITE 110
                           SALT LAKE CITY, UTAH 84121

                                                                    July 3, 2006

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

         You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western Investment Hedged Partners
L.P. ("Western") and Arthur D. Lipson of their intention to nominate the undersigned as a director of Tri-Continental Corporation ("Tri-Continental") at
the Special Meeting of stockholders scheduled for September 28, 2006, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Special Meeting"),
(ii) being named as a nominee in any proxy statement filed by Western and/or Mr.
Lipson in connection with the solicitation of proxies or written consents for election of the undersigned at the Special Meeting, and (iii) serving as a director of Tri-Continental if elected at the Special Meeting.

                                       Very truly yours,

                                       /s/ Arthur D. Lipson
                                       -----------------------------------------
                                       Arthur D. Lipson

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 52 of 57 Pages
----------------------                                    ----------------------

                                   PAUL DEROSA
                                c/o MT LUCAS, LLC
                                730 FIFTH AVENUE
                               NEW YORK, NY 10019

                                                                    July 3, 2006

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

         You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western Investment Hedged Partners
L.P. ("Western") and Arthur D. Lipson of their intention to nominate the undersigned as a director of Tri-Continental Corporation ("Tri-Continental") at
the Special Meeting of stockholders scheduled for September 28, 2006, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Special Meeting"),
(ii) being named as a nominee in any proxy statement filed by Western and/or Mr.
Lipson in connection with the solicitation of proxies or written consents for election of the undersigned at the Special Meeting, and (iii) serving as a director of Tri-Continental if elected at the Special Meeting.

                                       Very truly yours,

                                       /s/ Paul DeRosa
                                       -----------------------------------------
                                       Paul DeRosa

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 53 of 57 Pages
----------------------                                    ----------------------

                                  DAVID B. FORD

                                                                    July 3, 2006

Tri-Continental Corporation
c/o Seligman Data Corp.
100 Park Avenue
New York, New York 10017
Attn:  Corporate Secretary

Dear Sir:

         You are hereby notified that the undersigned consents to (i) being named as a nominee in the notice provided by Western Investment Hedged Partners
L.P. ("Western") and Arthur D. Lipson of their intention to nominate the undersigned as a director of Tri-Continental Corporation ("Tri-Continental") at
the Special Meeting of stockholders scheduled for September 28, 2006, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Special Meeting"),
(ii) being named as a nominee in any proxy statement filed by Western and/or Mr.
Lipson in connection with the solicitation of proxies or written consents for election of the undersigned at the Special Meeting, and (iii) serving as a director of Tri-Continental if elected at the Special Meeting.

                                       Very truly yours,

                                       /s/ David B. Ford
                                       -----------------------------------------
                                       David B. Ford

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 54 of 57 Pages
----------------------                                    ----------------------

                                                                       Exhibit 2

                     JOINT FILING AND SOLICITATION AGREEMENT

         WHEREAS,  certain  of  the  undersigned  are  stockholders,  direct  or
beneficial,   of   Tri-Continental    Corporation,    a   Maryland   corporation
("Tri-Continental");

         WHEREAS,   Western  Investment  LLC  ("Western  Investment"),   Western
Investment  Hedged Partners LP ("WIHP"),  Western  Investment  Activism Partners
LLC, Western  Investment Total Return Master Fund Ltd.,  Arthur D. Lipson,  Paul
DeRosa,  David B. Ford, Elyse Nakajima,  Benchmark Plus Institutional  Partners,
L.L.C.,  Benchmark Plus  Management,  L.L.C.,  Benchmark Plus Partners,  L.L.C.,
Paradigm  Partners,  N.W., Inc.,  Scott  Franzblau,  Robert Ferguson and Michael
Dunmire  wish to form a group for the purpose of seeking  representation  on the
Board of Directors of Tri-Continental;

         WHEREAS,  WIHP and Mr. Lipson intend to nominate Arthur D. Lipson, Paul
DeRosa and David B. Ford as nominees to be elected to the Board of  Directors of
Tri-Continental  at the  special  meeting  of  stockholders  of  Tri-Continental scheduled for September 28, 2006, or any other meeting of  stockholders  held in
lieu   thereof,   and  any   adjournments,   postponements,   reschedulings   or
continuations thereof (the "Special Meeting").

         NOW, IT IS AGREED, this 3rd day of July 2006 by the parties hereto:

         1.       In accordance with Rule 13d-1(k)(1)(iii)  under the Securities
Exchange Act of 1934, as amended,  each of the  undersigned  (collectively,  the
"Group")  agrees to the joint filing on behalf of each of them of  statements on
Schedule 13D with respect to the  securities  of  Tri-Continental  to the extent required under  applicable  securities  laws.  Each member of the Group shall be responsible  for the accuracy and  completeness  of  his/her/its  own disclosure therein.

         2.       So  long  as  this  agreement  is  in  effect,   each  of  the
undersigned  shall provide written notice to Olshan Grundman Frome  Rosenzweig &
Wolosky LLP  ("Olshan") of (i) any of their  purchases or sales of securities of
Tri-Continental  or (ii) any  securities  of  Tri-Continental  over  which  they acquire or dispose of beneficial ownership.  Notice shall be given no later than
24 hours after each such transaction.

         3.       Each of the  undersigned  agrees to solicit proxies or written consents for the election of Arthur D. Lipson, Paul DeRosa and David B. Ford, or
any  other   person(s)   nominated  by  WIHP,  to  the  Board  of  Directors  of
Tri-Continental at the Special Meeting (the "Nominees").

         4.       Western  Investment  agrees to bear all  expenses  incurred in connection with the Group's  activities,  including  expenses incurred by any of the parties in a solicitation  of proxies or written  consents by the members of the Group in connection with the Special Meeting. Notwithstanding the foregoing,
Western  Investment  shall  not be  required  to  reimburse  any  party  for (i)
out-of-pocket  expenses  incurred by a party in the  aggregate in excess of $250 without Western Investment's prior written approval;  (ii) the value of the time of any party;  (iii) legal fees  incurred  without  Western  Investment's  prior written approval; or (iv) the costs of any counsel, other than Olshan,  employed in  connection  with  any  pending  or  threatened  litigation  without  Western
Investment's prior written approval.

         5.       Western  Investment  agrees to indemnify and hold each of Paul
DeRosa and David B. Ford (the "Nominees")  harmless from and against any and all claims of any nature,  whenever brought,  arising from the Nominee's  nomination for election as director of Tri-Continental,  and the related proxy solicitation by  WIHP,  Arthur  Lipson  and  certain  of  their  affiliates  and any  related transactions, irrespective of the outcome. This indemnification will include any and all (each, a "Loss") losses,  liabilities,  damages, demands, claims, suits, actions,  judgments,  or  causes of  action,  assessments,  costs and  expenses, including, without limitation,  interest, penalties, reasonable attorneys' fees, and any  and all  reasonable  costs  and  expenses  incurred  in  investigating, preparing or defending against any litigation,  commenced or threatened,  or any claim  whatsoever,  and any and all amounts paid in  settlement  of any claim or

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 55 of 57 Pages
----------------------                                    ----------------------

litigation asserted against, resulting, imposed upon, or incurred or suffered by a  Nominee,  directly  or  indirectly,  as a  result  of or  arising  from  such nomination and proxy solicitation and any related transactions.

         In the  event  of a claim  against  a  Nominee  pursuant  to the  prior paragraph  or  the  occurrence  of a  Loss,  each  Nominee  shall  give  Western
Investment  written  notice of such claim or Loss.  Upon receipt of such written notice,  Western  Investment will provide such Nominee with counsel to represent him. Such counsel shall be  reasonably  acceptable to the Nominee.  In addition, each Nominee will be reimbursed  promptly for all Losses  suffered by him and as incurred and for all reasonable  out-of-pocket expenses incurred by each Nominee
relating  to  the,   nomination,   the  proxy   solicitation   and  any  related
transactions.

         6.       The  relationship  of the parties  hereto  shall be limited to carrying  on the  business  of the  Group in  accordance  with the terms of this
Agreement.  Such  relationship  shall be construed and deemed to be for the sole and limited  purpose of carrying on such business as described  herein.  Nothing herein  shall be  construed  to  authorize  any party to act as an agent for any other party, or to create a joint venture or  partnership.  Nothing herein shall restrict any party's right to purchase or sell securities of Tri-Continental, as he/she/it deems appropriate,  in his/her/its sole discretion,  provided that all such sales are made in compliance with all applicable securities laws.

         7.       This Agreement may be executed in counterparts,  each of which shall be deemed an original and all of which,  taken together,  shall constitute but one and the same  instrument,  which may be  sufficiently  evidenced  by one counterpart.

         8.       In the event of any dispute  arising out of the  provisions of this  Agreement,  the  parties  hereto  consent  and  submit  to  the  exclusive jurisdiction of the Federal and State Courts in the State of New York.

         9.       Any party hereto may terminate  his/her/its  obligations under this  agreement at any time on 24 hours'  written  notice to all other  parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

         10.      Each party  acknowledges  that Olshan shall act as counsel for both the Group and Western Investment.

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 56 of 57 Pages
----------------------                                    ----------------------

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                            WESTERN INVESTMENT LLC

                                            By: /s/ Arthur D. Lipson
                                                --------------------------------
                                            Name: Arthur D. Lipson
                                            Title: Sole Member

                                            WESTERN INVESTMENT HEDGED PARTNERS LP

                                            By: Western Investment LLC,
                                            Its General Partner

                                            By: /s/ Arthur D. Lipson
                                                --------------------------------
                                            Name: Arthur D. Lipson
                                            Title: Managing Member

                                            WESTERN INVESTMENT ACTIVISM PARTNERS LLC

                                            By: Western Investment LLC,
                                            Its Managing Member

                                            By: /s/ Arthur D. Lipson
                                                --------------------------------
                                            Name: Arthur D. Lipson
                                            Title: Managing Member

                                            WESTERN INVESTMENT TOTAL RETURN MASTER FUND LTD.

                                            By: Western Investment LLC,
                                            Its Investment Manager

                                            By: /s/ Arthur D. Lipson
                                                --------------------------------
                                            Name: Arthur D. Lipson
                                            Title: Managing Member

                                            BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

                                            By: Benchmark Plus Management, L.L.C.,
                                            Its Managing Member

                                            By: /s/ Scott Franzblau
                                                --------------------------------
                                            Name: Scott Franzblau
                                            Title: Managing Member

                                            By: /s/ Robert Ferguson
                                                --------------------------------
                                            Name: Robert Ferguson
                                            Title: Managing Member

                                            By: /s/ Michael Dunmire
                                                --------------------------------
                                            Name: Michael Dunmire
                                            Title: Managing Member

----------------------                                    ----------------------
CUSIP No. 895436103                   13D                    Page 57 of 57 Pages
----------------------                                    ----------------------

                                            BENCHMARK PLUS MANAGEMENT, L.L.C.

                                            By: /s/ Scott Franzblau
                                                --------------------------------
                                            Name: Scott Franzblau
                                            Title: Managing Member

                                            By: /s/ Robert Ferguson
                                                --------------------------------
                                            Name: Robert Ferguson
                                            Title: Managing Member

                                            By: /s/ Michael Dunmire
                                                --------------------------------
                                            Name: Michael Dunmire
                                            Title: Managing Member

                                            BENCHMARK PLUS PARTNERS, L.L.C.

                                            By: Paradigm Partners, N.W., Inc.
                                            Its Managing Member

                                            By: /s/ Robert Ferguson
                                                --------------------------------
                                            Name: Robert Ferguson
                                            Title: President

                                            By: /s/ Michael Dunmire
                                                --------------------------------
                                            Name: Michael Dunmire
                                            Title: Chairman of the Board

                                            PARADIGM PARTNERS, N.W., INC.

                                            By: /s/ Robert Ferguson
                                                --------------------------------
                                            Name: Robert Ferguson
                                            Title: President

                                            By: /s/ Michael Dunmire
                                                --------------------------------
                                            Name: Michael Dunmire
                                            Title: Chairman of the Board

                                            /s/ Arthur D. Lipson
                                            ------------------------------------
                                            ARTHUR D. LIPSON

                                            /s/ Paul DeRosa
                                            ------------------------------------
                                            PAUL DEROSA

                                            /s/ David B. Ford
                                            ------------------------------------
                                            DAVID B. FORD

                                            /s/ Scott Franzblau
                                            ------------------------------------
                                            SCOTT FRANZBLAU

                                            /s/ Robert Ferguson
                                            ------------------------------------
                                            ROBERT FERGUSON

                                            /s/ Michael Dunmire
                                            ------------------------------------
                                            MICHAEL DUNMIRE

                                            /s/ Elyse Nakajima
                                            ------------------------------------
                                            ELYSE NAKAJIMA